UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 21, 2019

WAYFAIR INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36666	36-4791999
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4 Copley Place
Boston, MA 02116
(Address of principal executive offices, including zip code)

(617) 532-6100
(Registrant’s telephone number, including area code)
N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On February 21, 2019 (the “Closing Date”), Wayfair Inc. (the “Company”), as guarantor, and Wayfair LLC, a wholly-owned subsidiary of the Company, as borrower (the “Borrower”) entered into an Amended and Restated Credit Agreement (the “Amended Credit Agreement”) with Citibank, N.A., in its capacity as administrative agent, swing line lender and letter of credit issuer, and certain other lenders party thereto. The Amended Credit Agreement consists of:

•
A secured revolving credit facility under which the Borrower may borrow up to $165 million, subject to certain sublimits, with a final maturity date of February 21, 2022 (the “Revolver”). The Revolver may be increased to up to $200 million in the aggregate within 90 days following the Closing Date.

•	The Borrower also has the right, subject to certain customary conditions, to increase the Revolver by $50 million.

•	The Revolver has the following sublimits:

◦	a $100 million letter of credit sublimit; and

◦	a $15 million swing line sublimit.
The Borrower’s obligations under the Amended Credit Agreement are guaranteed by the Company and certain of its subsidiaries (together, the “Guarantors”). The obligations of the Borrower and the Guarantors are secured by first-priority liens on substantially all of the assets of the Borrower and the Guarantors, including, with certain exceptions, all of the capital stock of the Company’s domestic subsidiaries and 65% of the capital stock of the Company’s first-tier foreign subsidiaries.
The proceeds of the Revolver may be used to finance working capital, to refinance certain existing indebtedness and to provide funds for permitted acquisitions, repurchases of equity interests and other general corporate purposes.
Borrowings under the Revolver will bear interest through maturity at a variable rate based upon, at the Borrower’s option, either the Eurodollar rate or the base rate (which is the highest of (x) Citibank’s prime rate, (y) one-half of 1.00% in excess of the federal funds effective rate, and (z) 1.00% in excess of the one-month Eurodollar rate), plus, in each case an applicable margin. As of the Closing Date, the applicable margin for Eurodollar rate loans is 1.75% per annum and the applicable margin for base rate loans is 0.75% per annum. The applicable margin is subject to specified changes depending on the Liquidity (as defined in the Amended Credit Agreement) of the Company.
Any amounts outstanding under the Revolver are due at maturity. In addition, subject to the terms and conditions set forth in the Amended Credit Agreement, the Borrower is required to make certain mandatory prepayments prior to maturity.

The Amended Credit Agreement contains affirmative and negative covenants customarily applicable to senior secured credit facilities, including covenants that, among other things, will limit or restrict the ability of the Borrower and the Guarantors, subject to negotiated exceptions, to incur additional indebtedness and additional liens on their assets, engage in mergers or acquisitions or dispose of assets, pay dividends or make other distributions, voluntarily prepay other indebtedness, enter into transactions with affiliated persons, make investments, and change the nature of their businesses. The Amended Credit Agreement also contains customary events of default, subject to thresholds and grace periods, including, among others, payment default, covenant default, cross default to other material indebtedness, and judgment default. In addition, the Amended Credit Agreement requires the Company to maintain certain levels of Free Cash Flow (as defined in the Amended Credit Agreement).
The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Amended Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 2.02. Results of Operations and Financial Condition.
On February 22, 2019, the Company issued a press release announcing its financial results for the quarter and year ended December 31, 2018. A copy of the press release is furnished as Exhibit 99.1 and is incorporated herein by reference.
The information furnished in this Item 2.02 (including Exhibit 99.1) shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly provided by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1
Amended and Restated Credit Agreement dated February 21, 2019 among Wayfair LLC, Wayfair Inc., each other Loan Party from time to time party thereto, each Lender from time to time party thereto and Citibank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer

99.1	Press Release issued on February 22, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WAYFAIR INC.

Date: February 22, 2019	By:	/s/ Enrique Colbert
Enrique Colbert
General Counsel and Secretary

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